CONFIDENTIAL TREATMENT

Exhibit 10.33

AMENDMENT NO. 1 TO THE LADARVISION AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) to that certain LadarVision Agreement is made as of the 19th day of March, 2003, and is by and between NovaMed Eyecare Services, LLC (“NovaMed”), Alcon Laboratories, Inc. (“ALI”), and RefractiveHorizons, L.P. (“RH”).

WHEREAS, the parties referenced above executed that certain LadarVision Agreement on February 28, 2001 (the “Agreement”);

WHEREAS, ALI, RH and NovaMed have agreed to include additional terms and modify certain other terms of the Agreement pursuant to the terms of this Amendment No. 1;

WHEREAS, all capitalized terms used in this Amendment No. 1 and not defined herein shall have the same meaning that such capitalized terms have in the Agreement;

WHEREAS, to the extent the provisions of this Amendment No. 1 are inconsistent with the terms of the Agreement, the terms of this Amendment No. 1 shall control;

WHEREAS, ALI and RH acknowledge that NovaMed provides the Systems and APEX/Infinity lasers to related and unrelated third parties pursuant to equipment lease and services agreements.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements contained herein, the parties agree as follows:

1. The effective date of this Amendment No. 1 is January 1, 2003.

2. Sections 1(d) and 1(e) are deleted from the Agreement and shall have no further force and effect.

3. Section 2 is partially amended as follows:

a. The first sentence of Section 2 of the Agreement shall be replaced with the following: The Term of the Agreement, as amended by this Amendment No. 1, shall be four (4) years following the effective date of this Amendment No. 1. Notwithstanding the foregoing, the termination date for System serial numbers 1025 and 1202 will be February 28, 2006.

b. The reference in the second sentence of Section 2 to the “five-year Term” shall be changed to the “four-year Term.”

4. Section 4 is amended and restated in its entirety as follows:

Effective January 1, 2003, NovaMed may purchase OmniCards to operate APEX/Infinity lasers for * All OmniCards will be at this price for the remainder of the Term, including cards for Retreatments. On or before March 24, 2003, Alcon shall process and pay a credit to NovaMed equal to the product of (i) *, times (ii) *, to provide for the repricing of OmniCards as discussed in this section.

5. Section 6 of the Agreement is amended and restated in its entirety as follows:

Procedure Pricing. During the Term, NovaMed will pay a per Procedure or per Retreatment fee as noted below to ALI on the following Procedures and Retreatments performed on a System (pursuant to the terms and conditions of LADARVision Placement Contract attached to the Agreement as Exhibit C):

*

*Confidentially portions omitted and filed separately with the Commisssion.

CONFIDENTIAL TREATMENT

Additionally, NovaMed will pay a per Procedure or per Retreatment license fee to RH on the following Procedures and Retreatments performed on a System in the amounts stated below (pursuant to the RefractiveHorizons Non-Exclusive Patent License attached hereto as Exhibit A).

*

As used herein, the term “Procedure” means any ultraviolet laser corneal surgery procedure on a single eye performed with the System or with an APEX/Infinity laser, but does not include bona fide retreatments (hereafter referred to as “Retreatments”). Retreatments shall include a CustomCornea® System Retreatment and a Conventional Retreatment,            , but shall not include a CustomCornea® System Retreatment of a Conventional Procedure (which shall be a Procedure), each as further described below. Notwithstanding anything to the contrary herein, pricing for Procedures and retreatments performed on APEX/Infinity lasers shall be governed by Section 4 of this Agreement.

The term “CustomCornea® System Procedure” means a Procedure utilizing the LADARVision System and wavefront data from the LADARWave™ CustomCornea® Wavefront System.

The term “CustomCornea® System Retreatment of a Conventional Procedure” means a CustomCornea® System Procedure performed in order to enhance, retreat, or augment a previous Conventional Procedure or other previous ophthalmic procedure performed on equipment other than the System, regardless of when performed.

The term “CustomCornea® System Retreatment” means a CustomCornea® System Procedure performed in order to enhance, retreat or augment a previous CustomCornea® System Procedure. To qualify as a bona fide CustomCornea® System Retreatment hereunder, it must be performed within eighteen (18) months of the previous CustomCornea® System Procedure.

The term “Conventional Procedure” means a Procedure that is not a CustomCornea® System Procedure, and that is not a Procedure performed on an APEX/Infinity laser.

The term “Conventional Retreatment” means a Conventional Procedure performed in order to enhance, retreat or augment (i) a previous Conventional Procedure; or (ii) a previous CustomCornea® System Procedure; or (iii) a previous ophthalmic procedure performed on equipment other than the System. To qualify as a bona fide Conventional Retreatment hereunder, it must be performed within eighteen (18) months of the previous Conventional Procedure, CustomCornea® System Procedure, or ophthalmic procedure performed on equipment other than the System.

In lieu of NovaMed paying ALI per Procedure fees and per Retreatment fees * on a quarterly basis, the per Procedure fees and per Retreatment fees will be payable by NovaMed to ALI on a monthly basis, with payment due net 30 days, as follows: during each calendar quarter, the per Procedure fee and per Retreatment fee for Procedures and Retreatments performed on Systems during each of such three months will equal the average per Procedure fee and per Retreatment fee (as applicable) * payable by NovaMed to ALI for Procedures or Retreatments (as applicable) performed during the preceding calendar quarter. All amounts due, but not paid on the due date, will accrue interest at the rate of 1.5% per month or such other maximum rate allowed by law, whichever is less.

The foregoing terms are payment terms only, and the ultimate per Procedure fees and per Retreatment fees due and owing will be reconciled per Sections 6-8 and Section 12 hereof.

6. Section 7 of the Agreement is amended and restated in its entirety as follows:

Minimum Procedures. NovaMed agrees to the following annual minimum procedures for the Systems below:

*

*Confidentially portions omitted and filed separately with the Commisssion.

CONFIDENTIAL TREATMENT

The above Procedure numbers for each System are not required minimums for each System. The required minimum for each calendar year for NovaMed is the Aggregate Total Minimum Commitment at the bottom of the above table. For the purposes of this Section 7 regarding Minimum Procedures, Procedures are defined as LadarVision Procedures, including CustomCornea® procedures but not including Retreatments. Should the number of Procedures performed on the Systems fall below the above Aggregate Total Minimum Commitment for a particular calendar year, ALI and RH will bill NovaMed for the shortfall at a combined rate of * per Procedure.

The number of Procedures performed on the Systems shall be calculated by Alcon on a calendar year basis, with estimated shortfall billings, if any, billed quarterly based upon year-to-date information and adjusted to actual at year end. Quarterly shortfall billings shall equal (i) the pro rated portion of the Aggregate Total Minimum Commitment as of the end of the applicable quarter (1/4 of the Aggregate Total Minimum Commitment as of the end of Q1, ½ as of the end of Q2, ¾ as of the end of Q3, etc.), less (ii) the aggregate number of Procedures performed on all Systems in service during such calendar year to date, (iii) the positive difference will be multiplied by the applicable per Procedure fee. In the event NovaMed reaches the pro rated portion of the Aggregate Total Minimum Commitment by the end of a quarter, ALI shall refund NovaMed any shortfall payments previously made by NovaMed for such calendar year. Any payments under this paragraph will be due net 30 days. Late payments shall accrue interest at the rate of 1.5% per month or such other maximum rate as allowed by law, whichever is less. All calculations in this paragraph shall be pro rated as provided in the next paragraph, if applicable.

Additional Systems to the above, if any, will increase the Aggregate Total Minimum Commitment by * Procedures per System added per year. If a System is added during a year, the increase in the Aggregate Total Minimum Commitment related to that System will be a pro rata portion of the * Procedures, based on the number of full months remaining after the month of installation in such calendar year.

7. Section 8 of the Agreement is amended and restated in its entirety as follows:

    *

8. Sections 9, 10, and 11 are deleted from the Agreement and have no further force and effect.

9. Section 12 is partially amended as follows:

All references in Section 12 to Section 7 are hereby deleted and have no further force and effect. In addition, the third paragraph of Section 12 shall be deleted and have no further force and effect.

10. Section 21 is partially amended as follows:

Clause (a)(i) of Section 21 is hereby amended and restated as follows: “increase the per Procedure fees to * for each Procedure performed on a System, subject to the minimum Procedures described in Section 7, and increase the Omnicard fee to * per card for all APEX/Infinity lasers*

11. A new Sections 27 is hereby added to the Agreement as follows:

a. LADARWAVE™ Units. During the Term, NovaMed shall have the right to purchase LADARWave™ Units (“LADARWave”), including the license to utilize the software included in such LADARWave units as stated in that certain Sales Order Agreement entered between the parties, by paying * each, plus * shipping and handling and applicable taxes. Upon such purchase, such LADARWaves shall become the property of NovaMed, and ALI shall take such action as necessary and appropriate to vest NovaMed with good and valid title to the LADARWaves. NovaMed may resell the LADARWaves at its discretion. Notwithstanding any provision in the Agreement or in this Amendment No. 1 to the contrary, in no event shall such LADARWaves be required to be returned to ALI or RH at any time.

b. LADARWAVE Service. Each of the LADARWaves obtained by NovaMed under Section 27 (a) above shall have a one year warranty from ALI. After the expiration of the warranty period, ALI shall make available to NovaMed a service agreement for each LADARWave in the amount of * per year.

*Confidentially portions omitted and filed separately with the Commisssion.

CONFIDENTIAL TREATMENT

12. A new Section 28 is hereby added to the Agreement as follows:

* NovaMed, ALI, and RH agree that NovaMed will return laser serial number 1153, currently at a NovaMed facility in * as NovaMed is terminating its relationship with * at that facility. NovaMed will pay ALI * to terminate the Agreement as it relates to this System and return the System to ALI. As ALI has been able to sell this System to * for * , ALI will provide a credit to NovaMed in the amount of *

13. A new Section 29 is hereby added to the Agreement as follows:

Outstanding amounts. Attached to this Amendment No. 1 is a list of unpaid amounts and credits as of December 31, 2002, as well as additional amounts related to calendar year 2002 owed to ALI and RH by NovaMed, and owed by ALI and RH to NovaMed,, resulting in a net aggregate balance of * payable by NovaMed. NovaMed agrees to pay the outstanding balance of * no later than March 24, 2003. Such payment shall be in full and final settlement of all amounts owed by NovaMed to Alcon related to 2002 and prior years. Such payment shall also be in full and final settlement of any amounts which NovaMed claims are owed by Alcon to NovaMed related to 2002 and prior years. The parties agree that the payment due by NovaMed to Alcon for the LadarWave at * location is not included in the settlement contemplated by this Section 29.

14. All provisions of the Agreement not expressly modified hereby shall remain in full force and effect.

UNDERSTOOD AND AGREED:

ALCON LABORATORIES, INC.

By:	/s/ BILL BARTON
Its:	VPGM

REFRACTIVEHORIZONS, L.P.

By:	/s/ JEFFREY L. ROPER
Its:	Director, Financial Support

NOVAMED EYECARE SERVICES, LLC

By:	/s/ SCOTT T. MACOMBER
Its:	Chief Financial Officer

Dated: March 19, 2003

*Confidentially portions omitted and filed separately with the Commisssion.